CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (SM)

With Maturities of 9 months or more from Date of Issue

Registration No.  333-97047

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  387                                                                 Trade Date:  02/02/04

(To Prospectus Supplement dated August 15, 2002 &

  Prospectus dated August  8, 2002)                                                                       Issue Date:   02/05/04

The Date of this Pricing SupplementFebruary 02, 2004

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                     Interest                                    repayment (including any

Common  Interest                      Price to  Discounts &         Payment  Survivors                  applicable regular or special

  Code      Rate (1)                Maturity                Public (2)                Commissions       Frequency      Option     Yes/No                record dates)

14911QSC6   4.0%                        08/15/11           100%                    1.25%                Semi-Annually                        YES               NO

Principal                                                                                  1st Payment  Day

Amount                   Proceeds                  Dealer                            Date                   Count

$2,361,000.00                $2,331,487.50         ABN AMRO Inc.                 08/15/04                  30/360

Original Issue Discount Note:                                                                     Total Amount of OID:

____  Yes                X    No                                                                                     N/A

The interest rates on the PowerNotes (SM) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (SM) offered prior to the effective date of the change.   Prior to the date of this Pricing Supplement, $409.263 mm principal amount of the PowerNotes (SM) were sold at interest rates then in effect.  Subsequent offerings of PowerNotes (SM) will be made under the Prospectus Supplement and Prospectus dated August 8, 2002.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.